Exhibit 2.2


                   ADDENDUM TO CONTRACT FOR SALE AND PURCHASE
                   ------------------------------------------

THIS ADDENDUM TO CONTRACT FOR SALE AND PURCHASE ("Addendum") shall amend, modify, and be a part of that certain Vacant Land Contract (collectively referred to as the "Contract") by and between G&F Corp. and/or its assignees ("Buyer"), and National Residential Properties, Inc. ("Seller"), for the purchase and sale of that certain property located at NE Corner of SW 8th Street and SW 53rd Ave., Miami, Florida (the "Property"). Buyer and Seller hereby further agree as follows:

1. Notwithstanding anything contained in the Contract to the contrary, the Buyer acknowledges and agrees that the Seller has fully performed Seller's obligations under this Contract. The Buyer has: (i) fully inspected the physical condition of the Property; (ii) fully inspected the existing title to the Property held by the Seller; and (iii) fully inspected and examined all other matters pertaining to the Property and is completely satisfied as to all matters ascertained by the Buyer pertaining to the Property. Seller shall, however, deliver title to the Property to Buyer free and clear of all liens, encumbrances, judgment, or obligations of whatsoever kind that may attach to and become alien on the Property.

2. At closing, Seller shall execute any and all documentation required by Miami-Dade County and/or the City of Miami, as applicable, necessary to substitute the Buyer for the Seller, as applicant, in connection with that certain application for building permit authorizing the construction of 60 residential apartment units in accordance with those certain architectural plans prepared by architect Manuel Gallardo, Project No. 99-42CM, which plans are on file with the City of Miami and are part of the application for building permit submitted by National Residential Properties, Inc.

3. Within 5 days of the Effective Date, Buyer shall place an additional earnest deposit of $50,000.00 to be applied towards the Purchase Price and to be held in the trust account of Leopold, Korn, Leopold, P.A.


        BUYER                             SELLER
        G&F Corp., a Florida corporation  National Residential Properties, Inc.
                                          a Nevada corporation

        /s/George Diaz                    /s/Richard Astrom
        --------------------------------  -------------------------------------
        George Diaz, President            Richard Astrom, President